Ed Campbell Comment on Sale of Fiber Systems Group
Extracted from the Open Conference Call of November 17, 2006 on Dage Holdings, Ltd.

“I did not get a question from any of you on our recent decision to dispose of our fiber business, the sale of assets that we completed in October of 2006 and I might just before we close comment on that briefly.

That was a sale of assets to a division of a Swiss company, part of the Saurer Group. And it was for the purchase of assets that we had acquired in connection with our acquisition of J&M Labs back in 1998. J&M Labs was a, is a part of Nordson, continues to be a manufacturer of adhesive dispensing systems used in the nonwoven product assembly market – baby diapers, and other sanitary products. But as a part of that we got these assets that were large fiber making systems. This was a small piece of their business and one that we did make investments in over the years but concluded that this was a business that should not continue to be part of Nordson and we sold those assets and then reduced our remaining investment associated with the assets that didn’t get sold. That transaction and related restructuring that we did will result in a charge to our fourth quarter earnings per share of not more than five cents per share. It could be as we drew up the analysis and look at the proper tax treatment, it could be less than that but it will not be more than five cents. I think of greater interest to investors will be the impact of those costs and the loses associated with that activity, it was loss making for us in 2006 and years prior, the absence of those loses and the continuing costs of expenditures related to that business will all other things being equal increase our 2007 and ongoing earnings per share by, our current estimate is 19 cents per share – one, nine cents per share in 2007. So we’re pleased not to have that drag on the earnings and feel very good that this was a sale that we were able to complete when we did at the price level we got it done at.”